Exhibit 99.4

June 30, 2009

RE:	World Monitor Trust III (the “Fund”)

Dear Investor,

We would like to advise you of a few changes regarding your investment with the Fund.

First, the Managing Owner has changed its name from “Preferred Investment Solutions Corp.” to “Kenmar Preferred Investments Corp.” The change was made to assimilate our products across business lines. There is no action required on your part as an investor.

Second, the Fund currently invests with three managers. As of July 1, 2009, the Fund will invest with an additional three managers, which brings the total number of managed account investments to six. The new managers are: GLC Limited (pursuant to its Directional and Behavioural Trend Programmes); Crabel Capital Management LLC (pursuant to its Two Plus Program (1.5x)); and Krom River Investment Management (Cayman) Limited (pursuant to its Commodity Diversified Program). The six managers will be equally weighted and rebalanced quarterly.

Adding three managers increases the diversification of the trading strategies in the Fund. We anticipate this added diversification should enhance the risk adjusted return and lower volatility of returns. Further, the Fund should maintain its tendency to be uncorrelated to traditional equity and fixed income indices.

GLC Limited

The GLC Directional and Behavioural Trend Programmes trade a diversified set of markets using a short-term systematic approach (models have 2-, 5-, and 20-day holding periods). The Programmes attempt to identify active market participants and then uses that information to identify the current market environment; i.e. is it trending or range-bound. Thereafter, the system applies a mixture of trending and mean-reverting to generate performance.

GLC was founded and began trading customer assets in 1992. GLC manages approximately $1.0 billion (including “notional equity”) in assets as of March 31, 2009, including approximately $483 million (including “notional equity”) in the programs selected for WMT-III.

Crabel Capital Management, LLC

Crabel Two Plus Program (1.5x) employs multiple, price-driven, systematic strategies that attempt participate in market trends. The average holding period is 5 days with a range of 2 to 55 days. Risk is controlled by dynamic sizing of new trades relative to market volatility, the use of stops and time exits. In addition, the Program’s diversification of markets serves to mitigate risk.

Crabel was founded in February 1987 and began trading customer assets in January 1992. Crabel manages approximately $1.3 billion (including “notional equity”) in assets as of March 31, 2009, including approximately $354 million (including “notional equity”) in the program selected for WMT-III.

Krom River Investment Management (Cayman) Limited

Krom’s Commodity Diversified Program is a discretionary global macro strategy that attempts to identify commodity price moves that are predicated on a shift in the supply/demand fundamentals. The strategy is unique in that it eschews granular statistical modeling and other types of quantitative analyses in favor of more qualitative interpretations of the current market condition. When a potential opportunity is identified, the advisor uses chart-based analyses to enhance entry and exits. Generally, the intent is to have a balanced book and trade ideas may be structured as directional, spread or volatility. Finally, a small allocation has been made to a computerized strategy that is intended to compliment the discretionary strategy. For both strategies, trading may occur throughout the global commodity arena including futures and options.

Krom was founded in March 2006 and began trading customer assets in July 2006. Krom manages approximately $550 million (including “notional equity”) in assets as of March 31, 2009, including approximately $507 million (including “notional equity”) in the program selected for WMT-III.

Finally, the updated Private Placement Memorandum will be available and distributed shortly.

We appreciate your continued support of World Monitor Trust III. If you have any questions, please do not hesitate to contact the Kenmar Preferred Investor Corp. services hotline at 914.307.4000.

Sincerely,

Jennifer Moros

Senior Vice President, Marketing and Client Services

Kenmar Preferred Investments Corp., Managing Owner of

World Monitor Trust III